UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2022

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 345-8886

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 15, 2022, Agilent Technologies, Inc. (the “Company”) entered into a Term Loan Agreement among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Term Loan Agreement”). The Term Loan Agreement provides for a $600,000,000 delayed draw term loan facility (the “Facility”) that is scheduled to mature on April 15, 2025. No amounts were borrowed under the Term Loan Agreement on the closing date. The Company expects to borrow under the Term Loan Agreement on or about May 3, 2022 and use the proceeds thereof to fund the redemption of the Company’s 3.875% Senior Notes due 2023 on May 4, 2022.

Loans under the Term Loan Agreement will bear interest, at the Company’s option, either at: (i) the alternate base rate, which is defined as the highest of (a) the prime rate then in effect, (b) the federal funds effective rate then in effect plus 1/2 of 1.00%, or (c) Adjusted Term SOFR (term SOFR plus 0.10%) plus 1.00%, in each case plus the applicable margin for such loans, or (ii) Adjusted Term SOFR (term SOFR plus 0.10%) plus the applicable margin for such loans. The applicable margin for loans bearing interest at the alternate base rate ranges between 0.000% and 0.250%, and the applicable margin for loans bearing interest based on Adjusted Term SOFR ranges between 0.625% and 1.250%, in each case based on the Company’s senior debt credit ratings as published by S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings Inc. At the Company’s current credit ratings, the applicable margin for alternate base rate loans is 0.000%, and the applicable margin for Adjusted Term SOFR loans is 0.750%.

The Term Loan Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens, limitations on incurrence of indebtedness by the Company’s subsidiaries and limitations on sale-leaseback transactions. These covenants are subject to a number of significant exceptions and limitations. In addition, the Term Loan Agreement requires that the Company’s ratio of adjusted consolidated financial indebtedness to consolidated capitalization not be greater than 0.65 to 1.00 as of the end of any of its fiscal quarters.

The Term Loan Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Term Loan Agreement immediately due and payable. In addition, if the Company or certain of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Term Loan Agreement will automatically become immediately due and payable.

Wells Fargo Securities, LLC, BofA Securities, Inc., and Mizuho Bank, Ltd. acted as joint lead arrangers and joint bookrunners for the Term Loan Agreement.

The description of the Term Loan Agreement contained herein is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Some of the lenders under the Term Loan Agreement and/or their respective affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On April 4, 2022, Agilent elected to call for full redemption of its $600 million outstanding 3.875% Senior Notes due 2023 (the “Notes”) and a notice of redemption has been sent to all registered holders of the Notes. The redemption price for the Notes is equal to the present value of the remaining scheduled principal and interest payments on the notes (excluding interest accrued to, but not including, the redemption date), as determined in accordance with the supplemental indenture relating to the Notes, on the third business day prior to the redemption date, plus accrued and unpaid interest to, but excluding, May 4, 2022, which is the date of redemption.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ P. Diana Chiu
Name:	P. Diana Chiu
Title:	Vice President, Assistant General Counsel and Assistant Secretary

Date: April 18, 2022